EXHIBIT 11


                     INTERCELL CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
                                   (Unaudited)

                                                               Three months
                                                            ended December 31,
                                                            1998          1997
                                                            ----          ----


Net loss. . . . . . . . . . . . . . . . . . . . . . .  $(  504,000)  $( 2,999,000)

Deemed dividends on Series B,C, and D preferred stock
  relating to in-the-money conversion terms . . . . .   (   14,000)             -
Accrued dividends on Series D preferred stock . . . .   (   37,000)             -
Accretion on Series B and C preferred stock . . . . .   (   29,000)   (    35,000)
                                                         ---------     ----------

Net loss applicable to common shareholders. . . . . .  $(  584,000)  $( 3,034,000)
                                                         =========     ==========

Weighted average number of common shares outstanding.   37,514,481     29,481,871

Common equivalent shares representing shares issuable
  upon exercise of outstanding options and warrants .          -              -
                                                        ----------     ----------

                                                        37,514,481     29,481,871
                                                        ==========     ==========

Basic and diluted loss per share applicable
  to common shareholders:
    Loss from continuing operations . . . . . . . . .  $(     0.02)  $(      0.05)
    Loss from discontinued operations . . . . . . . .   (     0.00)   (      0.05)
                                                         ---------     ----------

Basic and diluted loss per common share . . . . . . .  $(     0.02)  $(      0.10)
                                                         =========     ==========


No impact to weighted average number of shares as the inclusion of additional shares assuming the exercise of outstanding options and warrants would have been antidilutive.

Fully diluted and supplementary net loss per share is not presented as the amounts are not dilutively or incrementally different from primary net loss per share amounts.







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